FORM 10-KSB
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

              [X] Annual Report Pursuant to Section 13 or 15(d)
                   of the Securities Exchange Act of 1934
                 For the Fiscal Year Ended December 31, 1994
                                     or
          [ ] Transition Report Pursuant to Section 13 or I 5(d)
                   of the Securities Exchange Act of 1934
                     For the Transition period from - to

                      Commission File Number 33-26545-A

                       PONTE VEDRA BANKING CORPORATION
      (Exact name of small business issuer as specified in its charter)

    Florida              59-2921958
(State or other jurisdiction of       (I.R.S. Employer
incorporation or organization)        Identification No.)

100 Sawgrass Corners Drive
  Ponte Vedra Beach, FL         12082
(Address of principal executive offices)    (Zip Code)

Issuer's Telephone Number including Area Code 904/285-7222

Securities Registered Pursuant to Section 12(b) of the Act: None,

Securities Registered Pursuant to Section 12(g) of the Act: None,

Indicate by check mark whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to the filing requirements for the past 90 days. YES [X] NO [ ]

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part ill of this Form 10-KSB or any amendment to this Form 10-KSB.

State issuer's revenues for its most recent fiscal year. $310,000

State the aggregate market value of the voting stock held by non-affiliates computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stocks, as of a specified date within the past 60 days.

The estimated market value within the past 60 days ($10.00 a share) of the voting stock held by non-affiliates of the Registrant computed by reference to the price at which such stock was sold pursuant to the Registrant's prospectus dated March 1, 1989 ($10.00 per share), as of March 1, 1995 was $4,339,700. The number of shares of the Registrant's common stock, par value $1.00 per share, issued and outstanding as of March 1, 1995, was 649,120.

Documents Incorporated by reference: None-

                              TABLE OF CONTENTS

PARTI

Item 1  Description of Business ------------------------------------------ 1
Item 2  Description of Properties ---------------------------------------- 5
Item 3  Legal Proceedings ----------------------------------------------- 35
Item 4  Submission of Matters to a Vote of Security Holders ------------- 35

PART 11

Item 5  Market for the Registrant's Equity and Related Stockholder
        Matters --------------------------------------------------------- 34
Item 6 Management's Discussion and Analysis of Financial Condition and Results of Operations ------------------------------------------- 25
Item 7  Financial Statements --------------------------------------------  6
Item 8 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure ---------------------------------------- 35

PART III

Item 9 Directors, Executive Officers, Promoters and Control Persons of the Registrant; Compliance with Section 16 (a) of Exchange Act -- 37
Item 10 Executive Compensation ------------------------------------------ 39
Item 11 Security Ownership of Certain Beneficial Owners and Management -- 40
Item 12 Certain Relationships and Related Transactions ------------------ 42

PART IV

Item 13 Exhibits, Lists and Reports on Form 8-K ------------------------- 43

                                  BUSINESS

General

Ponte Vedra Banking Corporation (referred to herein as the "Holding Company" or the "Registrant") was incorporated under the laws of Florida effective October 4, 1988, primarily to serve as the holding company for a national banking association. On July 19, 1989, the Holding Company received the approval of the Board of Governors of the Federal Reserve System (the "Fed") to use the proceeds of an offering pursuant to a prospectus dated March 1,1989 (the "Prospectus"), to acquire 550,000 shares of common stock of Ponte Vedra National Bank (the "Bank") (all of the issued and outstanding shares of common stock of the Bank) upon the opening of the Bank for business. The Bank received the final approval of the United States Offices of the Comptroller of the Currency ("OCC") and opened for business on December 18, 1989.


Banking-Operations

The Bank is a community-oriented bank serving primarily individual consumers, professionals, service-oriented small businesses, and real estate developers. The Bank conducts a general commercial banking business, including the acceptance of deposits from and making of loans to individuals and small to medium-sized businesses. The Bank does not currently offer trust or permissible securities services.

The Bank opened for business on December 18, 1989, in a modular building on the proposed site of its Headquarters Office at 1 00 Sawgrass Corners Drive, Ponte Vedra Beach, St. Johns County, Florida 32082. Construction of the Bank's Headquarters Office was completed in July 1990, and the Bank moved its operations from the modular building to this office at that time. The Bank has established three branches. The first was the Ponte Vedra Boulevard Office, at 282 Ponte Vedra Boulevard, Ponte Vedra Beach, St. Johns County, Florida 32082, which opened in August 1990 and was relocated to 3720 S. 3rd Street, Jacksonville Beach, Florida 32250 (the South Beach Office) in November of 1993. The second was the North Beach Office, at 363 Atlantic Boulevard, Suite 16, Atlantic Beach, Duval County, Florida 32233, which opened in January 1991 . The third was the Jacksonville Beach Office, which opened in February 1993, at 100 North Third Street, Jacksonville Beach, Duval County, Florida 32250. Opening these branches has enabled the bank to expand its service to include Ponte Vedra Beach, Jacksonville Beach, Neptune Beach and Atlantic Beach, Florida (the "Beaches Service Area") and employ a present staff of fifty-nine (59) full-time employees and two (2) part-time employees.

The principal sources of funds for the Bank's loans and other investments are its deposit liabilities. It is the Bank's general policy to offer a complete line of deposit services, including: non-interest checking accounts, regular savings accounts, NOW and SuperNOW accounts, money market investment accounts, as well as, a full range of certificates of deposit and individual retirement accounts. These services are packaged as attractively as possible, within the constraint that all services offered are profitable for the Bank.

The competition for deposits extends not only to other banks, but also to other types of financial institutions. The Bank is committed to providing its customers with a wide variety of products and services at competitive interest rates. The Bank does not, however, depend on large certificates of deposit or brokered deposits. Management continues to emphasize quality customer service as a key to strengthening the Bank's deposit base.

The Bank's loan portfolio is the largest component of earning assets and therefore generates the highest amount of revenues. Therefore, management assesses both credit quality objectives and interest rate objectives in determining whether to make a given loan and the appropriate pricing. The Bank's objectives are to maintain a diversified portfolio in order to spread the risk and protect itself from economic downturns in particular industries.

The Bank's priorities in extending various types of loans will change from time to time as interest rates, money market Conditions, and competitive factors change. The Bank now follows these general guidelines to determine which types of loans should be made:

Desirable Loans

  Well secured, short-term working capital loans to established businesses in our market area;

  Loans for and secured by general use machinery and equipment which has a developed retail market;

  Loans secured by readily marketable stocks and bonds with adequate margins for market fluctuations. We define readily marketable securities as those stocks with an established national market and a history of steady performance, as well as those bonds rated "A" or better;

  Loans secured by cash value of life insurance in an amount equal to or greater than the loan;

  Loans secured by savings or time accounts of an amount equal to or in excess of the amount of the loan. This applies primarily to the Bank's own deposits. It also applies to deposits in other local financial institutions, as long as there is reasonable expectation that these deposits will move to the Bank and there is an agreement by the other bank to acknowledge the assignment and to subordinate their right of offset;

  Automobile loans secured by a vehicle whose wholesale value is within NADA guidelines;

  Loan with terms of five years or less, secured by sufficient equity in real estate, with good primary sources of repayment;

  Interim construction loans with a permanent takeout;

  Home real estate bridge loans to assist a customer in buying a new home and selling an old one, as long as it is well secured by equity in the old home; and

  Permanent real estate loans whose interest rates can be adjusted periodically to market interest rates.

Undesirable Loans,

  Loans secured by stock that is closely held and not readily marketable;

  Loans secured by speculative (below "B") bonds or bonds issued by foreign entities;

  Interim construction loans without a permanent takeout or plan for permanent financing;

  Loans secured by household goods, jewelry, or works of art; and

  Working capital loans to new businesses that are not well secured.


Loans Prohibited Under Bank Policy

  Loans secured by restricted stock;

  Loans secured by stock of our bank;

  Loans secured by U.S. savings bonds

  Loans secured by property held in trust for a minor or an incompetent person;

  Loans to borrowers who have previously declared bankruptcy;

  Loans to people whose honesty is questionable;

  Loans for purposes that might not be legal;

  Loans to employees or directors when they are not entirely consistent with FIRA as spelled out in the regulatory Compliance manual; and

  Any loan that has the appearance of being discriminatory under the Equal Credit Opportunity Act or other federal regulations.

The Bank's fee income has been significantly enhanced by its brokered mortgage operation which originates residential real estate mortgages and arranges permanent financing from sources external to the Bank.

In May 1994 the Ponte Vedra National Bank started a Small Business Administration (SBA) lending department in an effort to better serve the small business owners and professionals in the beaches and greater Jacksonville area. SBA loans are commercial loans made to small businesses and professionals that are partially guaranteed by the U.S. Small Business Administration. The SBA loan programs allow the Bank greater flexibility in lending to start-up companies as well as existing companies. The repayment terms for the SBA loans are usually longer than typical commercial loans resulting in lower monthly payments for the business owner. Ponte Vedra National Bank is proud of its small business lending practices and because of the Bank's experience at making SBA loans, the bank was named a Certified Lender by the SBA. Ponte Vedra National Bank is the only Bank based at the beaches that is a Certified Lender and is one of only three Jacksonville based banks that have earned this respected status.

The principal expenses of the Bank are interest paid on savings and other deposits (including NOW accounts), employee compensation, occupancy expenses and other operating expenses.

The Bank, as a national bank, is permitted to branch only to the extent that state banks and other institutions carrying on a banking business in Florida are permitted to branch. Although Florida law prohibited cross-country- de novo branching, in May 1988, the U.S. Comptroller of the Currency permitted a nationally chartered bank in Dade County to open a branch in Palm Beach County. In response to this action, the Florida Legislature enacted a statute giving state chartered banks parity with national banks. The Bank currently has branches in Duval County and St. Johns County.

Competition

The banking business is highly competitive. The Bank competes with other commercial banks, savings & loan associations, and credit unions in the Beaches Service Area. Competition in the financial services industry has heightened as a result of deregulation and expansion of lending and investment powers of other financial service organizations such as savings & loan associations, credit unions, insurance companies, and other non-bank financial institutions.

Supervision and Regulation

The banking and thrift industries are highly regulated, with numerous federal and state laws and regulations governing their activities. The Holding Company is subject to regulation under the Bank Holding Company Act of 1956, as amended (BHC Act), and its examination reporting requirements. The BHC Act is administered by the FED, and the Holding Company, as a registered bank holding company, is required to file with the Fed annual reports and other information regarding its business operations and those of its subsidiaries. Additionally, the Holding Company is subject to examination by the Fed. The BHC Act requires the Holding Company to obtain the Fed's prior approval before acquiring substantially all the assets of any bank, directly or indirectly, ownership or control of any voting shares of a bank if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting stock of such bank.

The Holding Company is also restricted in its permissible activities by the provisions of the Glass-Steagall Act of 1933, which prohibits the Holding Company from owning subsidiaries that are engaged principally in the issue, flotation, underwriting, public sale or distribution of securities.

The Bank is supervised, regulated and regularly examined by the OCC. The Bank is also a member of the Federal Deposit Insurance Corporation ("FDIC"), and, as such, deposits in the Bank are insured by the FDIC (currently up to the maximum of $100,000 per account).

The operation of the Bank is subject to federal statutes applicable to national banks and the regulation of the OCC, the Fed and the FDIC. Such statutes and regulations relate to required reserves, investments, loans, mergers and consolidations, issuance of securities, payment of dividends, establishment of branches and other aspects of the Bank's operations. Under the provisions of the Federal Reserve Act, the Bank is subject to certain restrictions on any extensions of credit to the Holding Company, or with certain exceptions, other affiliates, on investments in the stock or other securities of national banks, and on the taking of such stock or securities as collateral on loans to any borrower. In addition, the Bank is prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

Properties

The Bank's headquarters is located at Sawgrass Corners on Highway A1A in Ponte Vedra Beach, Florida 32082. This office is a one-story, 10,500 square foot building with three drive-in lanes and adjacent parking. The Sawgrass Office is leased from a related party. The initial term of the lease extends until 2005 and the current lease rate is $175,000 per year. The Bank pays all utilities, insurance, maintenance, and property taxes. The lease has two five-year renewal options and an option to purchase the leased property during the year 2001 at its then fair market value,

The North Beach Office is leased from an unrelated third party. The current term of the lease extends until the year 2000 with a current lease rate of $52,785 per year. The Bank pays, all utilities, insurance and property taxes. The lease has two five-year renewal options. The Bank does not have an option to purchase this property.

The Jacksonville Beach Office is owned by the Bank. The Bank purchased the building and land in 1992 for $512,000 and subsequently spent approximately $125,000 to renovate the facility.

In 1992, the Bank purchased an out parcel of the South Beach Regional Shopping Center at the corner of Third 5treet and Jacksonville Drive for $377,000 (The "South Beach Office"). The Bank built a $364,000 branch facility on this lot and relocated the Ponte Vedra Boulevard Office to this site.

                       Ponte Vedra Banking Corporation


      Management's Statement On Responsibility For Financial Reporting


To Our Stockholders,

The Management of Ponte Vedra Banking Corporation and its subsidiary Ponte Vedra National Bank is responsible for the objectivity and integrity of the financial statements and all other financial information included in this annual report. The consolidated financial statements include amounts that are based an management's best estimates and judgments. Management believes that the financial statements have been prepared in accordance with generally accepted accounting principles and that the other financial information in the annual report is consistent with those financial statements.

The corporation maintains an internal audit staff which monitors compliance with the corporation's system of internal controls and reports to management and to the Audit Committee of the Board of Directors.

The Audit Committee of the Board of Director's has responsibility for recommending to the Board of Directors the appointment of the independent auditors for Ponte Vedra Banking Corporation and its subsidiary Ponte Vedra National Bank. The Audit Committee meets periodically with the internal auditor to review the scope and findings of the respective audits. The internal auditor, independent auditors and management each have full and free access to meet privately as well as together with the Audit Committee to discuss internal controls, accounting, auditing or other financial reporting matters.

The consolidated financial statements of Ponte Vedra Banking Corporation have been independently audited by Harbeson, Beckerleg and Fletcher. Management has made available all of the Corporation's financial records and related data, as well as the minutes to stockholders' and directors' meetings. Furthermore, management believes that all representations made to Harbeson, Beckerleg and Fletcher during its audit were valid and appropriate. The firms report appears on the following page.


G. Bruce Douglas                     Guy N. Nix, Jr.
Chairman and Chief Executive Officer President and Chief Executive Officer
Ponte Vedra Banking Corporation      Ponte Vedra National Bank

February 28, 1995

To the Board of Directors
 and Stockholders of
 Ponte Vedra Banking Corporation


     We have audited the accompanying consolidated balances sheets of Ponte Vedra Banking Corporation and its subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express in opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ponte Vedra Banking Corporation and its subsidiary as of December 31, 1994 and 1993, and the results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                               HARBESON, BECKERLEG & FLETCHER


Jacksonville, Florida
January 23, 1995

PONTE VEDRA BANKING CORPORATION
CONSOLIDATED BALANCE SHEETS
                                                            At December 31
(In thousands)                                             1994         1993
ASSETS
Cash and Due From Banks                                   $7,657       $8,406
Interest Bearing Deposits in Banks                           100          100
Federal Funds Sold                                         1,700        1,800
Investment Securities Held to Maturity (Note 3)           10,397       10,476
Investment Securities Available for Sale                   1,909          764
Loans, Less Allowance for Loan Losses (Note 4)            48,500       35,492
Property, Equipment and Leashold Improvements,
  net (Notes 5 & 7)                                        3,274        3,073
Accrued interest receivable                                  349          221
Other assets                                                 282          257
   Total Assets                                          $74,168      $60,589

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Demand                                                 $17,349      $16,011
  NOW Accounts                                            10,891       11,815
  Savings                                                  4,251        3,033
  Money Market Accounts                                   12,534       12,017
  Certificates of Deposit Under $100,000                  15,878        6,867
  Certificates of Deposit $100,000 and Over                6,224        3,209
    Total Deposits                                        67,127       52,952

Securities Sold Under Agreements to Repurchase               622        1,560
Acrued Interest Payable                                       52           24
Other Liabilities                                            146          119
    Total Liabilities                                     67,947       54,655

Commitments and Contingent Liabilities (Note 7)
Common stock, Par value $1, 1,000,000 shares authorized;
  652,290 shares issued                                      653          653
Capital in Excess of Par                                   5,818        5,818
Net Unrealized Gain (loss) on Investment Securities
  Available For Sale                                         (13)          10
Retained Earnings                                           (206)        (516)
Treasury Stock (3,800 Shares), at cost (Note 7)              (31)         (31)
   Total Stockholders' equity                              6,221        5,934
   Total liabilities and stockholders' equity            $74,168      $60,589

See Independent Auditor's Report and Notes to Financial Statements.

PONTE VEDRA BANKING CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
                                                       Year Ended December 31
(Dollars in thousands)                                    1994        1993
Interest Income:
 Interest and Fees on Loans                               $3,843      $2,969
 Interest on Investment Securities:
  U.S. Treasury                                              377          25
  U.S. Government Agencies and Corporations                  166         550
  Other Securities                                            10          10
 Interest on Federal Funds Sold                               63          58
 Interest on Deposits in Banks                                 4           4
     Total Interest Income                                 4,463       3,616
Interest expense:
 Interest on Deposits                                      1,117         849
 Other                                                        18          14
     Total Interest Expense                                1,135         863
     Net interest income                                   3,328       2,753
Provision for loan losses                                    139         101
     Net Interest Income After Provision for Loan Losses   3,189       2,652

Other Income:
 Securities Transactions (Note 3)                              5         141
 Service Fees                                                640         469
 Other Operating Income                                      295         422
     Total Other Income                                      940       1,032

Other Expenses:
 Salaries and Benefits                                     2,050       1,721
 Occupancy Expense                                           611         607
 Other Operating Expense                                   1,218       1,067
     Total Other Expense                                   3,879       3,395
Income Before Income Taxes                                   250         289
Income Tax Expense, Net of Related Tax Benefits
 of Operating Loss Carryforwards (Note 6)                    (60)          -
     Net Income                                             $310        $289

Earnings Per Share:
 Net Income                                                $0.48       $0.45
 Weighted Average Shares Outstanding                     648,220     647,957
See Independent Auditor's Report and Notes to Financial Statements

PONTE VEDRA BANKING CORPORATION AND SUBSIDIARY
Consolidated Statement Of Changes in Stockholders' Equity
(Dollars in thousands)
                                               Capital   Unrealized
                                    Common    In Excess    Gain     Retained   Treasury
                                     stock     of Par     (Loss)    Earnings     Stock      Total
Balance, January 1, 1992              $653     $5,818               ($1,163)         -     $5,308
Net Income                               -          -                   358          -        358
Treasury Stock Purchased (Note 7)        -          -                     -        (65)       (65)
Stock Issued, Stock Bonuses              -          -                     -         14         14
Balance, December 31, 1992             653      5,818                  (805)       (51)     5,615
Treasury Stock Sold (Note 7)             -          -                               20         20
Change in Unrealized Gain (Loss)         -          -        $10          -          -         10
Net Income                               -          -                   289          -        289
Balance, December 31, 1993             653      5,818         10       (516)       (31)     5,934
Change in Unrealized Gain (Loss)         -          -        (23)         -          -        (23)
Net Income                               -          -          -        310          -        310
Balance, December 31, 1994            $653     $5,818       ($13)     ($206)      ($31)    $6,221

<F1> See Independent Auditor's Report and Notes to Financial Statements.

PONTE VEDRA BANKING CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                               Year Ended Ended
                                                                  December 31
(In thousands)<F1>                                              1994        1993
Cash Flow from Operating Activities:
 Net income                                                      $310        $289
 Adjustments to Reconcile Net Income to Cash
  Provided by Operating Activities:
   Provision for Loan Losses                                      139         101
   Depreciation                                                   327         186
   Accretion/Amortization on Securities                          (295)         45
   Change In:
     Interest Receivable                                         (128)        129
     Interest Payable                                              28          (1)
     Other liabilities                                             28        (187)
     Other assets                                                 (25)       (137)
      Cash Provided by Operating Activities                       384         425

Cash Flows from Investing Activities:
 Purchase of Investment Securities                             (5,439)     (6,465)
 Proceeds from Maturities and Sales of Investment Securities    4,644       5,536
 Loans Originated                                             (35,228)    (22,408)
 Principal Collected on Loans                                  22,081      15,280
 Purchase of Property and Equipment, Net                         (527)     (1,013)
      Cash Used in Investing Activities                       (14,469)     (9,070)

Cash Flows from Financing Activities:
 Net Increase in Demand Deposits, NOW Accounts, Savings
  and Money Market Accounts                                     2,149      10,506
 Net Increase in Certificates of Deposit                       12,026         462
 Securities Sold Under Agreements to Repurchase                  (938)      1,234
 Treasury Stock Transactions, net                                   -          20
      Cash Provided from Financing Activities                  13,237      12,222

Net Increase (Decrease) in Cash and Cash Equivalents             (848)      3,577
Cash and Cash Equivalents, Beginning of Period                 10,305       6,728
Cash and Cash Equivalents, End of Period                       $9,457     $10,305

<F1> See Independent Auditor's Report and Notes to Financial Statements

                        NOTES TO FINANCIAL STATEMENTS

               PONTE VEDRA BANKING CORPORATION AND SUBSIDIARY
                         DECEMBER 31, 1994 AND 1993

Note 1 - Summary of Significant Accounting Policies;

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned bank subsidiary, Ponte Vedra National Bank. All material intercompany accounts and transactions have been eliminated.

Investment Securities
The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain investments in Debt and Equity Securities," as of December 31, 1993. In accordance with SFAS No. 115, securities are classified as either held to maturity, available for sale or trading. Investment securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Held-to-maturity securities are carried at amortized cost as the company has the ability and positive intent to hold these securities to maturity. Investment securities available for sale are carried at fair value and represent securities that are not classified as held to maturity.

Gains and losses are recognized and shown separately in the Statements of Operations upon realization or when impairment of values is deemed to be other than temporary. These gains or losses are recognized using the specific identification method. Unrealized holding gains and losses for securities available for sale are excluded from the Statements of Operations and reported net of taxes as a separate component of shareholders' equity until realized.

Loans and Allowances for Loan Losses
Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the interest method on daily balances of the principal amount outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower may be unable to meet payments when they become due. Upon discontinuance, all unpaid accrued interest is reversed. Loan fees, net of related costs, are deferred and amortized over the life of the loan (or commitment period) using the interest method The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

Property and Equipment
Land is stated at cost. Property and equipment is stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets.

Income Taxes
Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included the financial statements at currently enacted income tax rates applicable to the period in which the deferred lax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, "Accounting for income Taxes."' As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Earnings Per Share
Earnings per share are computed on the weighted-average number of shares of common stock outstanding and common stock equivalents (from options and warrants) assumed outstanding during the period. Options and warrants were not dilutive through December 31, 1994.

Cash Flow Information
For purposes of reporting cash flows, cash and cash equivalents includes cash and due from banks, interest bearing deposits in other banks and federal funds sold. Generally, federal funds sold are sold for one-day periods.

Retirement Plan
Effective January 1, 1992, the Bank established the Ponte Vedra National Bank Retirement Savings Plan, a 401(k) profit sharing plan, with a 5-year graded vesting schedule, for all eligible employees. Upon ongoing approval of the Board of directors; the Bank will make a contribution equal to 25% of the employee's contribution, up to a maximum of 6% of compensation, subject to certain adjustments and limitations ($11,200 in 1994 and $10,400 in 1993). The Plan provides that a discretionary contribution will be made to the Plan's Trust Fund, in an amount decided each year by the Board of Directors; and all eligible employees will share in this profit sharing contribution. For the period ended December 31, 1994 and 1993, the Board of Directors authorized the Bank to contribute $7,500 as the profit sharing contribution. It is the Board's intent to make recurring contributions to the Plan; however, the amount of the contribution may be modest, or none, in some years where the Bank's profitability has not been such to support a contribution to the Plan.

Fair Values of Financial Instruments
Statement of Financial Accounting No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot substantiated by comparison to independent markets and, in many cases could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  Cash and cash equivalents: The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

  Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

  Loans: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flows analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

  Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is their carrying amounts), The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

  Securities sold under agreements to repurchase: The carrying amounts approximate their fair values.

  Commitments to extend credit: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Note 2 - Background and Organization

Organization
Ponte Vedra Banking Corporation (the Company) was incorporated effective October 4, 1988, primarily to serve as the holding company for a national banking association (the Bank). In 1989, the Company raised $6,451,000 (net of selling expenses) through an offering of its common stock, of which $5,500,000 was used to capitalize the Bank. The Bank opened for business; December 18, 1989, under the name Ponte Vedra National Bank. The Bank is operating in the Beaches Service Area which includes Ponte Vedra Beach, Jacksonville Beach, Neptune Beach and Atlantic Beach, Florida. The Company owns 100% of the common stock of the Bank.

Note 3 - Investment Securities

The amortized cost and estimated market values of investments in debt securities are as follows (000's omitted):

                               Held To Maturity at December 31, 1994            Available For Sale at December 31, 1994
                                            Gross       Gross                                 Gross       Gross
                            Amortized    Unrealized  Unrealized      Fair       Amortized   Unrealized  Unrealized    Fair
     Type of Investment        Cost        Gains       Losses       Value         Cost       Gains       Losses      Value
U.S. Treasury Securities       $6,815           -       ($427)     $6,388         $945           -        ($17)       $928
U.S. Government Agencies        3,251           -         (29)      3,222          500           -          (4)        496
Corporate Securities                -           -           -           -            -           -           -           -
Mortgage-backed Securities        331           7           -         338            -           -           -           -
Other securities                    -           -           -           -          479           6           -         485
  Total                       $10,397          $7       ($456)     $9,948       $1,924          $6        ($21)     $1,909

                               Held To Maturity at December 31, 1993            Available For Sale at December 31, 1993
                                            Gross       Gross                                Gross       Gross
                              Amortized   Unrealized  Unrealized    Fair      Amortized   Unrealized  Unrealized     Fair
     Type of Investment         Cost       Gains       Losses      Value         Cost       Gains       Losses      Value
U.S. Treasury Securities       $9,067           -         ($5)     $9,062         $400           -           -        $400
U.S. Government Agencies          751          14           -         765            -           -           -           -
Corporate Securities                -           -           -           -            -           -           -           -
Mortgage-backed Securities        493          15           -         508            -           -           -           -
Other securities                  165           -           -         165          354          10           -         364
  Total                       $10,476         $29         ($5)    $10,500         $754         $10           -        $764

The amortized cost and estimated market value of debt securities at December 31, 1994, by contractual maturity, are shown below (000's omitted). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          Held To Maturity        Available For Sale
                                           1994                    1994
                                         Amortized     Market    Amortized     Market
Maturity                                   Cost        Value        Cost       Value
Due in One Year or Less                    $4,234      $4,186      $1,345      $1,329
Due After One Year Through Five Years       5,832       5,424         100          95
Due After Five Years Through Ten Years          -           -           -           -
  Total Debt Securities                    10,066       9,610       1,445       1,424
Mortgage-backed Securities                    331         338           -           -
Other securities                                -           -         479         485
  Total Securities                        $10,397      $9,948      $1,924      $1,909

Proceeds from sales of investment securities were $4,639,000 in 1994 ($5,444,000 in 1993). Gross gains of $15,054 in 1994 ($141,000 in 1993) were realized on those sales.

At December 31, 1994, $4,945,000 of the investment securities were pledged to secure public deposits or for other purposes required or permitted by law.

Note 4 - Loans

Major classifications of loans are as follows (000's omitted):

                                                December 31,
                                              1994        1993
          Commercial                         $6,363      $4,732
          Real Estate Construction            6,949       6,589
          Real Estate Mortgages              31,397      21,197
          Installment                         4,561       3,552
                                             49,270      36,070
          Allowance for Loan Losses            (493)       (360)
          Unearned Income on Loans             (277)       (218)
          Loans, Net                        $48,500     $35,492

Changes in the allowance for loan losses were as follows (000's omitted):

                                                 For the Year
                                               Ended December 31,
                                               1994        1993
          Balance, Beginning of Year           $360        $287
          Provision Charged to Operations       139         101
          Charge-Offs                            (6)        (38)
          Recoveries                              -          10
          Balance, End of Year                 $493        $360

Loans on which the accrual of interest has been discontinued totaled approximately $1,180,000 at December 31, 1994, and S219,000 at December 31, 1993.

Note 5 - Property and Equipment (000's omitted)

                                                   December 31,
                              Useful Life        1994       1993
Buildings and Improvements                        $716       $713
Furniture and Fixtures        5-10 Years           350        319
Equipment                     5-10 Years         1,537      1,100
Leashold Improvements         5-40 Years           766        713
Land Improvements                                   50         48
                                                 3,419      2,893
Accumulated Depreciation                          (705)      (460)
                                                 2,714      2,433
Land                                               640        640
Total Property & Equipment                      $3,354     $3,073

Depreciation and amortization expense amounted to $327,000 in 1994 and $186,000 in 1993.

Note 6 - Income Taxes:

The income tax provision (benefit) is comprised of the following:

                                    1994       1993

Current                             $154       $127
Deferred                             (42)       (19)
Benefit of net operating
  loss carryforward                 (112)      (108)
Change in deferred tax
  asset valuation allowance          (60)         -
Total                               ($60)         -

The differences between federal income tax computed at the statutory rate and the actual income Tax Expense is shown below:

                                   1994       1993

Income before income taxes          $250       $289

Tax @ 34%                            $85        $97
State income taxes-net                10         11
Permanent differences                 10          -
Other                                  7          -
                                     112        108
Benefit of net operating loss
  carryforward                      (112)      (108)
Change in deferred tax asset
  valuation allowance                (60)         -
Total benefit                       ($60)         -

The components of the net deferred tax asset are as follows:

                                      December 31,
                                    1994       1993

Loan loss reserve                    $83        $56
Depreciation                         (10)         -
Deferred pre-opening costs             -          4
Loan fees                             17          -
Net operating loss carryforward        -        112
                                      90        172
Valuation allowance                    -       (172)
  Deferred tax asset, net            $90          -

The valuation allowance at December 31, 1993 was provided to reduce the deferred tax assets to zero because it was not believed that it was more likely than not that they would be realized. At December 31, 1994, the valuation allowance is no longer considered necessary.

Note 7 - Commitments and Related Party Transactions

Leases
The Bank has a lease from a partnership (in which two organizers are general partners) for the Bank's headquarters. The initial term of the lease is fifteen years. The initial lease rate is $175,000 per year. The Bank pays all utilities, insurance, maintenance, and property taxes. The annual lease rate will increase every fifth year in accordance with the increase in the U.S. Consumer Price Index, not to exceed 5%. The lease has two five-year renewal options and an option to purchase the leased property during the eleventh year of the lease at its then fair market value.

The Bank opened a branch office in January 1991, located in Atlantic Beach, Florida. The initial term of the lease is 10 years with an initial lease rate of $52,785 per year. The Bank pays all utilities, insurance and property taxes. The lease has two five-year renewal options. The Bank has a sub-lease from an unrelated third party for the Bank's Operation Center that will expire in July, 1999. The following is a schedule of minimum lease commitments outstanding under operating leases at December 31, 1994:

              Year Ended            Office
             December 31,            Space      Equipment
                 1995               $267,000      $13,500
                 1996                267,000        9,050
                 1997                267,000        9,050
                 1998                267,000        5,600
                 1999                267,000            -
              After 1999           1,215,000            -

Building and equipment rental expenses were $465,000 in 1994 and $321,000 in 1993.

Related Parties
Directors and executive officers of the parent company and their related interest were indebted to the Company in the aggregate amounts of $820,000 and $796,000 at December 31, 1994 and 1993, respectively. In the opinion of management, these loans do not involve more then the normal risk of collectibility and were made by the Company in the normal course of business at normal credit terms, including interest rates and collateral.

Stock Warrants and Options
Each organizing shareholder was issued warrants to purchase one share of common stock for each share purchased by them pursuant to their subscriptions. Subject to Certain limitations, these warrants are exercisable upon vesting at any time during the ten-year period following the commencement of operations of the Bank at a per share exercise price equal to $10 per share. One-third of each organizing shareholder's warrants vested each year on the anniversary of the Bank's opening, provided certain service requirements were met.

The status of warrants outstanding at December 31, 1994, is presented below:

              Grant       Number of       Warrant Price      Total
               Year      Warrant Shares     Per Share        Price
               1989         263,666           $10.00      $2,636,660

263,666 of the warrants are fully vested and are exercisable at December 31, 1994.

Treasury Stock and Stock Bonuses
The Company acquired 10,000 shares of its Stock at $6.50 a share on August 24, 1992. Subsequently in 1992, the Company sold 2,200 of these shares to the Bank at $6.50 per share for officer stock bonuses, resulting in $50,700 of Treasury Stock (7,800) shares at December 31,1992. In 1993 an additional 3,100 of these shares were sold to the Bank for accrued officer stock bonuses at December 31, 1992. The Company held $30,550 of Treasury Stock (3,800) at December 31, 1994. Effective December 31, 1994, the Bank accrued non-executive officer bonuses which will be paid in 1995 via the issuance of Stock. This stock was not issued at December 31, 1994.

Note 8 - Retained Earnings

Banking regulations limit the amount of cash dividends that may be paid without prior approval of the Bank's regulatory agency. Retained earnings could not be charged with dividends at December 31, 1994.

The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets by banking regulators. At December 1, 1994, the Company and the Bank are in the "well capitalized" category. The Company's ratios at December 31, 1994 are as follows:

                   Tier I Capital Ratio   13.04%
                   Total Capital Ratio    14.07%
                   Leverage Ratio          8.39%

Note 9 - Financial Instruments

The Company originates financial instruments with off-balance-sheet risk in the normal course of business, usually for a fee, to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit, and involve varying degrees of credit risk in excess of the amounts reflected in the Balance Sheets.

Commitments to extend credit are contractual obligations to lend to a customer as long as all established contractual conditions are satisfied. Commitments generally have fixed expiration dates or other termination clauses.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit are generally terminated through the performance of a specified condition or through the lapse of time.

Commercial letters of credit are conditional commitments issued by the Company to guarantee payment by a customer to a third party upon proof of shipment or delivery of goods as agreed. Commercial letters of credit are used primarily for importing or exporting goods and are terminated when proper payment is made by the customer.

The Company's exposure to credit loss in the event of non-performance by the other party to commitments to extend credit, standby letters of credit and commercial letters of credit is represented by the contractual or notional amounts of these instruments. As these off-balance-sheet financial instruments have essentially the same credit risk involved in extending loans, the Company generally uses the same credit and collateral policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments. Since many of the commitments to extend credit, standby letters of credit and commercial letters of credit are expected to expire without being drawn upon, the contractual or notional amounts do not represent future cash requirements.

The Estimated Fair Values of the Company's financial instruments are as follows (000's Omitted):

     December 31, 1994
                                            Carrying      Fair
                                             Amount      Value
     Financial assets:
       Cash and cash equivalents             $7,757      $7,757
       Securities:
         Held to Maturity                    10,397       9,948
         Available for Sale                   1,909       1,909
       Loans - net                           48,500      49,000
       Accrued interest                         349         349

     Financial liabilities:
       Deposits                              67,127      67,000
       Securities sold under
         agreement to repurchase                622         622

     Unrecognized financial instruments:
       Commitments to extend credit                      11,902
       Standby letters of credit                            309

Note 10 - Parent Company Financial Information

Following is condensed financial information for Ponte Vedra Banking Corporation (Parent Company Only):

Condensed Balance Sheets
(Dollars in Thousands)
                                                                        December 31,
                                                                       1994       1993
ASSETS
Cash & Due From Banks                                                     $1         $7
Interest Bearing Deposits in Banks                                         2          -
Investment Securities Available for Sale                                 755        764
Equity in Net Assets of Bank Subsidiary (Ponte Vedra National Bank)    5,471      5,159
Other Assets                                                               4          5
  Total Assets                                                        $6,233     $5,935

LIABILTIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accrued Expenses                                                          $2          -
  Total Liabilities                                                        2          -
Stockholders' Equity:
Common Stock, Par Value $1; 1,000,000 shares authorized
  652,920 shares issued                                                  653        653
Capital in Excess of Par Value                                         5,818      5,818
Net Unrealized Gain (Loss) on Investment Securities
  Available for Sale                                                      (4)        10
Retained Earnings                                                       (206)      (516)
Treasury Stock (3,800 Shares), at cost (Note 7)                          (30)       (30)
  Total Stockholders' Equity                                           6,231      5,935
  Total Liabilities and Stockholders' Equity                          $6,233     $5,935

Condensed Statements of Income
(Dollars in Thousands)
                                                   Year Ended December 31
                                                      1994        1993
Revenues:
  Interest on Investments                               $24         $25
  Interest on Deposits in Banks                           -           -
  Securities Transactions                                 -          31
Total Revenues                                           24          56
Costs and Expenses:
  Other                                                  26          40
Total Costs and Expenses                                 26          40
Income Before Equity in Income of Bank                   (2)         16
Equity in Income of Bank                                312         273
Income Before Income Taxes                              310         289
Income tax Expense, Net of Related Tax Benefits
  of Operating Loss Carryforwards                         -           -
Net Income                                             $310        $289

Condensed Statements of Cash Flows
(Dollars in Thousands)
                                                     Year Ended December 31
                                                        1994        1993
Cash Flows from Operating Activities:
  Net Income                                             $310        $289
  Adjustments to Reconcile Net Income to
    Cash Provided by Operating Activities
  Equity in income of Subsidiary Bank                    (312)       (274)
  Amortization of Leaseholds                                -           -
  Change In:
    Other Assets                                            1           3
    Other Liabilities                                       2           -
      Cash Provided in Operating Activities                 1          18

Cash Flows from Investing Activities:
  Purchase and Sales of Investment Securities (Net)        (5)        (54)
    Cash Provided (Used) in Investing Activities           (5)        (54)

Cash Flows from Financing Activities:
  Treasury Stock (Purchased) Sold                           -          21
    Cash Provided by Financing Activities                   -          21
Net Decrease in Cash and Cash Equivalents                  (4)        (15)
Cash and Cash Equivalents, Beginning of Year                7          22
Cash and Cash Equivalents, End of Year                     $3          $7

                           Selected Financial Data

The following table of selected financial information has been derived from the consolidated financial statements of the Holding Company. The selected financial information with respect to the Holding Company should be read in conjunction with the consolidated financial statements of the Holding Company and Management's Discussion and Analysis of Financial Condition and Results of Operations which are included elsewhere in this Annual Report.

(Dollars in Thousands, except per share amounts)

                                    1994        1993        1992        1991        1990
Total Loans (net)                 $48,500     $35,492     $28,465     $22,596     $  9,329
Allowance for Loan Losses             493         360         287         228           83
Total Assets                       74,178      60,579      48,255      39,398       21,051
Total Deposits                     67,127      52,952      41,984      33,372       14,905
Total Shareholders' Equity          6,231       5,924       5,615       5,309        5,713
Total Interest Income               4,463       3,616       3,446       2,607        1,188
Total Interest Expense              1,135         863         958       1,101          393
Net Interest Income                 3,328       2,753       2,488       1,506          795
Provision for Loan Losses             139         101          92         162           80
Other Income                          941       1,032         481         369           48
Other Expenses                      3,880       3,395       2,519       2,118        1,265
Net Income (Loss)                     310         289         358        (405)        (502)
Net Income (Loss) Per Share          0.48        0.45        0.55       (0.62)       (0.77)
Long-Term Obligations                   -           -           -           -            -
Dividends Per Share                     -           -           -           -            -

         Management's Discussion and Analysis of Financial Condition
                          and Results of Operations

The following discussion sets forth the major factors that have affected the Holding Company's financial condition and results of operations for the years ended December 31, 1994 and 1993. These comments should be read in conjunction with the consolidated financial statements and related notes thereto

General
The Corporation earned net income in 1994 of $310,000 which compares with 1993 earnings of $289,000. The majority of the Corporation's 1994 earnings came in the second half of the year when the bank's two newest branches were fully paid for and began to operate profitably. Also contributing to the strong earnings was the implementation during mid-year of a Small Business Administration (SBA) department. By selling these SBA loans into the secondary market, the Bank earned premiums of $35,000 during 1994.

By utilization of the Company's Net Operating Loss Carryforward, the Corporation recognized a impact to the bottom line in 1994 as an income tax benefit. Following the provisions under Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes," ("SFAS 109") the Corporation recognized an income tax benefit of $60,000. The Corporation's earnings, beginning with the fourth quarter of 1994, are reported on a fully-taxed basis.

The $310,000 net income earned in 1994 represents $3,879,525 of operating expenses, $3,189,047 of net interest income after provision for loan losses and $940,621 of other income. The Holding Company's operating expense was comprised of salary and benefits of $2,050,501, occupancy expense of $610,621 and other operating expense of $1,218,403.

During the year ended December 31, 1993, the Holding Company earned a net income of $289,471. This net income represents $3,394,809 of operating expenses, $2,652,042 of net interest income after provision for loan losses and $1,032,239 of other income. The Holding Company's operating expense was comprised of salary and benefits of $1,721,522, occupancy expense of $606,669 and other operating expense of $1,066,618.

Mortgage Banking Operations' income ($116,000) also contributed significantly to the Bank's earnings in 1994.

Earning Assets

Securities. Beginning in 1993, the Bank made a concerted effort to shorten the average life of the investment portfolio in order to reduce potential market value depreciation risk in future years. Portfolio repositioning, by its nature, produces securities gains and losses because sales and purchases of securities in the portfolio occur at various levels of market interest rates.

As of December 31, 1993, the Corporation adopted statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). As a result of the adoption of SFAS 115, Debt and equity securities that were previously measured at amortized cost are measured at fair value.

The Holding Company and Bank on a consolidated basis had investment securities of $12,316,000 as of December 31, 1994. The following table sets forth the book value, approximate market value and maturities of the securities in the investment portfolio at December 31, 1994.

                 Investment Portfolio: Types and Maturities
       Holding Company and Bank Consolidated - (Dollars in Thousands)

                             Approximate                  Due        Due          Due          Due
                             Market Value  Book Value    Within     Within       Within        After
Type of Investment           at 12/31/94   at 12/31/94   1 Year    1-5 Years   5-10 Years    10 Years
U.S. Treasury Securities        $7,316        $7,760     $1,828     $5,932     $     -      $      -
U.S. Government Agencies         3,718         3,751      3,751          -           -             -
Corporate Securities                 -             -          -          -           -             -
                                11,034        11,511      5,579      5,932           -             -
Mortgage-backed Securities         338           331          -        331           -             -
Other Securities                   485           479        314          -           -           165
  Total                        $11,857       $12,321     $5,893     $6,263     $     -      $    165
Year-end Yield                                             4.88%      5.02%       0.00%        6.00%

Loans. The Bank's lending strategy stresses dynamic conservatism. In light of continued loan growth, the Bank has supplemented and strengthened its loan review policies and procedures. The Bank continues to emphasize credit judgment that focuses on a customers' debt obligations, ability to pay, and economic trends in general.

Loans outstanding, the most significant component of earnings assets, totaled $48,5000,000 at December 31, 1994 compared with $35,492,000 at December 31,
1993. All such loans were domestic. The table below sets forth the types and maturities of the loans in the Bank's portfolio at December 31, 1994.

                    Loan Portfolio: Types and Maturities
                     (Bank Only - Dollars in Thousands)

                                           Balance               Due       Due         Due
                                             at                 Within    Within      After
                                          12/31/94    Percent   1 Year   1-5 Years   5 Years
Commercial, Financial and Agricultural    $6,363      12.91%    $3,399    $2,471       $493
Real Estate Construction                   6,949      14.10%     4,124     1,957         86
Real Estate Mortgage                      31,389      63.71%    17,959     9,661      3,769
Installment Loans to Individuals           4,569       9.28%       623     3,579         36
Lease Financing                                -       0.00%         -         -
  Total                                   49,270     100.00%    26,105    17,668      5,497
Loans Maturing With:
Fixed Interest Rates                      26,347                 3,182    17,668      5,497
Floating or Adjustable Interest Rates     21,711                21,711         -          -
Non-Accrual                                1,212                 1,212         -          -
  Total                                  $49,270               $26,105   $17,668     $5,497

Loan Quality

Provision/Allowance for Loan Losses. The provision expense for loan losses is a charge to earnings in the current period to increase the allowance to a level deemed adequate by management to absorb potential loan loses. In 1994, the Bank's provision expense was $139,000.

The Bank maintains an allowance for loan losses which it believes is adequate to absorb potential losses in the loan portfolio. The adequacy of the allowance for loan losses is analyzed, and adjustments are made quarterly, based on a review of all significant loans with particular emphasis on non-accruing, past due and other loans that management believes require special attention because of uncertainties as to their collectibility in accordance with their existing terms. The Bank maintains the allowance at the minimum level required by this methodology or 1% of outstanding loans, whichever is greater. Currently, the Bank's allowance is at 1% and this level was found to be adequate by the National Bank Examiners of the Office of the Comptroller of the Currency during their last examination of the Bank. The Bank's allowance for loan losses at December 31, 1994, was $493,000, or 1 % Of year-end loans- The following table sets forth a breakdown of the allowance for loan losses by loan category:

                   Allocation of Allowance for Loan Losses
                     (Bank Only - Dollars in Thousands)

                                           Loan      % of Loans in    Loan Loss       Loan       % of Loans in     Loan Loss
                                        Balances at  Each Category   Allowance at  Balances at   Each Category   Allowance at
                                         12/31/94    to Total Loans    12/31/94      12/31/93     to Total Loan    12/31/93
Commercial, Financial and Agricultural   $6,363          12.91%         $3,399       $4,732          13.12%           $47
Real Estate Construction                  6,949          14.10%          4,124        6,589          18.27%            66
Real Estate Mortgage                     31,389          63.71%         17,959       21,197          58.76%           212
Installment Loans to Individuals          4,569           9.28%            623        3,551           9.85%            35
Lease Financing                               -           0.00%              -            -           0.00%             -
  Total                                 $49,270         100.00%        $26,105      $36,069         100.00%          $360

Non-performing loans at December 31, 1994 totaled $1,212,000. These loans were current as to the payment of principal and interest as of December 31, 1994, but were placed in non-performing status because of uncertainty over the borrowers' ability to make future payments.

While year-end 1994 non-performing loans look significantly higher than 1993, the majority of this variance is one loan of $750,000 on which the payment of interest occurs monthly. This loan is 85% SBA guaranteed and will mature in May of 1995.

During 1994, the Bank charged-off two loans totaling $6,000, or .01% of total loans outstanding. Three loans totaling $38,000, or .11% of total loans were charged-off during 1993. At December 31, 1994, past due loans were $40,000, or .08% of total loans outstanding. This represents a significant improvement over past due loans as of December 31, 1993 ($182,000 or -51 %).

                          Allowance for Loan Losses

                                          December 31,
                                        1994         1993
      Balance, Beginning of Year         $360        $287
      Provision Charged to Operations     139         101
      Charge-Offs                          (6)        (38)
      Recoveries                            -          10
      Balance, End of Year               $493        $360


                                Problem Loans

                                       December 31,
                                  1994                1993
                           Past Due    Non-   Past Due    Non-
                           over 30   Accrual  over 30    Accrual
Commercial                    $5       $749      $  -        $-
Real Estate Construction       -        219         -         -
Real Estate Mortgages         13        119       182       199
Installment                   22        125         -        21
  Total                      $40     $1,212      $182      $220

Liabilities

Deposits. The rates paid on deposits have declined since 1991, as interest rates in general have declined. During this period, the Bank has been competitive in the rates paid for such deposits.

The Bank's total deposits (net of deposits owned by the Holding Company) at December 31, 1994, were $67,127,000, as compared to $52,952,000 in 1993. The table below sets forth the average daily amount of the various types of deposits held by the Bank and the average rate paid on these deposits during 1994.

                                  Deposits
                     (Bank Only - Dollars in Thousands)

                               Balance at  1994 Average   1994 Average
Types of Deposits               12/31/94      Balance     Rate Paid On
Demand Deposits                 $17,349       $14,590         N/A %
NOW Accounts                     10,891        10,923         1.61%
Savings Accounts                  4,251         3,530         1.76%
Money Market Accounts            12,534        12,581         2.13%
Time Deposits Under $100,000     15,878         9,970         4.41%
Time Deposits $100,000 and Over   6,224         3,843         3.88%
Total                           $67,127       $55,437         1.98%

The table below sets forth the maturities of the time deposits of $100,000 and over.

                       Time Deposits $100,000 and Over
                     (Bank Only - Dollars in Thousands)

                                     Balance
            Term                   at 12/31/94  Percent
     Less Than Three Months           $1,255       20%
     Three to Six Months                 566        9%
     Six to Twelve Months              3,461       56%
     More Than Twelve Months             942       15%
       Total                          $6,224      100%

Asset/Liability Management

Net interest income, the Bank's primary source of earnings, can fluctuate widely With significant interest rate movements. To lessen the impact of these swings, the Bank's balance sheet must be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity. The sensitivity of future earnings to interest rate changes is carefully monitored and managed through regular monthly asset liability modeling under differing rate and growth assumptions. These projections enable the Bank to adjust its strategies to protect the net interest margin against significant interest rate fluctuations.

The following chart shows the Bank's interest sensitivity as of December 31, 1994. The cumulative gap, as a percent of total assets, is well within the Bank's guidelines and minimizes the Bank's exposure due to changes in the interest rate environment.

                                                                                Non-Rate
                                                    3 Months    Over 3 Mo's   Sensitive &
                                     Revolving      or Less     Thru 12 Mo's  Over 1 Year      Total
Variable Rate Loans                     $16,605             -             -             -       $16,605
Fixed-Rate Loans                                        3,281         9,503        19,881        32,665
  Total Loans                            16,605         3,281         9,503        19,881        49,270
Securities                                    -           999         3,734         6,828        11,561
Federal Funds Sold and
  Other Earning Assets                    1,700             -             -             -         1,700
    Total Earning Assets                 18,305         4,280        13,237        26,709        62,531
Cash, Property and Other Assets               -             -             -        11,630        11,630
Less: Allowance for Loan Losses
  & Unearned Income on Loans                  -             -             -          (770)         (770)
    Total Assets                        $18,305        $4,280       $13,237       $37,569       $73,391
Demand Deposits                               -             -             -        17,352        17,352
NOW Accounts                                  -             -                      10,891        10,891
Money Market Accounts                    12,534             -             -             -        12,534
Savvings Deposits                             -             -             -         4,251         4,251
Certificates of Deposit                       -         3,914        12,656         3,415        19,985
IRA's                                         -           213           938           966         2,117
  Total Deposits                         12,534         4,127        13,594        36,875        67,130
Federal Funds Purchased and
 and Other Short-Term Borrowings            622             -             -             -           622
Long-Term Debt                                -             -             -             -             -
Other Liabilities                             -             -             -           179           179
Shareholders' Equity                          -             -             -         5,460         5,460
Total Liabilities and Shareholders'
  Equity                                $13,156        $4,127       $13,594       $42,514       $73,391
Interest Rate Sensitivity Gap            $5,149          $153         ($357)      ($4,945)
Gap/Total Assets                           7.42%         0.21%        -0.49%        -6.49%
Cumulative Gap                           $5,149        $5,302        $4,945             -
Cum Gap/Total Assets                       7.42%         7.63%         7.15%         7.63%

For the year ended December 31, 1994, the Company's total interest income was $4,463,000. Total interest expense was $1,135,00 and the provision for loan losses was $139,000. Net interest income after provision for loan losses was $3,189,000.

The following table sets forth the average asset, liability and equity balances for fiscal 1994 and 1993 interest income and expense for fiscal 1994 and 1993, and the average yield in assets and liabilities for fiscal 1994 and 1993, respectively.

                Average Balances, Interest, Yields and Rates
       (Holding Company and Bank Consolidated - Dollars in Thousands)

                                            Average      1994        1994        Average      1993        1993
                                            Balance    Interest     Average      Balance    Interest     Average
                                          Fiscal 1994 Income/Exp    Yield %    Fiscal 1993 Income/Exp    Yield %
                  Assets
Loans:
Commercial, Financial and Agricultural        $5,408        $572       10.58%      $4,222        $283        6.70%
Real Estate Construction                       8,686         833        9.59%       7,016         662        9.44%
Real Estate Mortgage                          21,266       1,830        8.61%      16,864       1,594        9.45%
Installment Loans                              3,743         373        9.97%       2,830         267        9.43%
Equity/Personal Lines                          2,495         234        9.38%       2,090         162        7.75%
Foreign                                            -           -           -            -           -           -
  Total Loans, Net of Unearned Income         41,598       3,842        9.24%      33,022       2,968        8.99%
Securities:
Taxable                                       11,276         553        4.90%       9,680         585        6.04%
Tax-Free                                           -           -           -            -           -           -
  Total Securities                            11,276         553        4.90%       9,680         585        6.04%
Fed Funds Sold                                 1,338          63        4.71%       1,325          58        4.38%
Securities Purchased under Resell Agrmts           -           -           -            -           -           -
Other Earning Assets                             100           4        4.00%         100           4        4.00%
  Total Earning Assets                        54,312      $4,462        8.22%      44,127      $3,615        8.19%
Cash and Due From Banks                        4,417                                5,840
Premises and Fixed Assets, net                 3,230                                2,603
Allowance for Loan Losses                       (425)                                (331)
Other Assets                                     477                                  465
  Total Assets                               $62,011                              $52,704
           Liabilities & Equity
Deposits:
NOW Accounts                                 $10,923        $176        1.61%      $9,226        $147        1.59%
Money Market Account                          12,581         269        2.14%      12,010         272        2.26%
Savings Deposits                               3,530          62        1.76%       2,740          52        1.90%
CDs Under $100,000                             9,970         440        4.41%       7,751         276        3.56%
CD's Over $100,000                             3,843         149        3.88%       2,657         102        3.84%
  Total Interest Bearing Deposits             40,847       1,096        2.68%      34,384         849        2.47%
Fed Funds Purchased                              245          10        4.08%           -           -           -
Securities Sold Under Agrmt to Repurchase        960          18        1.88%         764          14        1.83%
Other Short-Term Borrowings                        -           -           -            -           -           -
Long-Term Debt                                     -           -           -            -           -           -
  Total interest Bearing Liabilities          42,052      $1,124        2.67%      35,148        $863        2.46%
Demand Deposits                               14,591                               12,405
Other Liabilities                                131                                  157
Shareholders' Equity                           5,237                                4,994
Total Liabilities and Equity                 $62,011                              $52,704

                                           1994       1993
     Interest Differential
     Interest Rate Spread                  5.55%      5.73%
     Cost of Total Funds Supporting
       Earning Assets                      2.07%      1.64%
     Net Yield on Earning Assets           6.15%      6.24%

The following table sets forth the return on average assets, the return on average equity and the average equity to average asset ratio for the periods indicated.

                                           1994       1993
     Return on Average Assets (ROAA)       0.50%      0.55%
     Return on Equity (ROE)                5.92%      5.79%
     Equity to Assets                      8.45%      9.48%

Net interest income, the difference between the interest earned on assets and the interest paid on deposits and other liabilities, remains the largest contributor to the Bank's earnings, Net interest income can also be analyzed in terms of the changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest bearing liabilities have affected interest income and interest expense.

                        Rate/Volume Variance Analysis
                               (In Thousands)

                                        1994 Compared to 1993          1993 Compared to 1992
                                                  Rate/   Increase/              Rate/   Increase/
                                       Volume     Yield   Decrease    Volume     Yield   Decrease
Interest Income
Loans:
  Commercial                             $79      $210      $289       $130     ($125)       $5
  Real Estate:
    Construction                         158        13       171        138       (74)       64
    Mortgages                            416      (180)      236        325      (135)      190
  Installment                             86        20       106         37       (36)        1
  Equity/Personal Lines                   31        41        72         18        (9)        9
    Total Loans                          770       104       874        648      (379)      269
Securities                                96      (128)      (32)       (93)      (29)     (122)
Fed Funds Sold                             1         4         5         19         3        22
    Total Interest Income                867       (20)      847        574      (405)      169
Interest Expense
Deposits:
  NOWs                                    27         2        29         46       (24)       22
  Money Markets                           13       (16)       (3)        66       (83)      (17)
  Savings Accounts                        15        (5)       10         27       (11)       16
  CDs Under $100m                         79        85       164         48      (101)      (53)
  CDs $100m & Over                        46         1        47        (28)      (36)      (64)
    Total Interest-Bearing Deposits      180        67       247        159      (255)      (96)
Fed Funds Purchased                       10         -        10         (5)        -        (5)
Securities Sold Under Agmt to Repurch      4         -         4          9        (4)        5
    Total Interest Expense               194        67       261        163      (259)      (96)
    Net Interest Income                 $673      ($87)     $586       $411     ($146)     $265

In 1994, net interest income was $3,329,000, a 21% increase from the previous year of $2,753,000. The increase in 1994 was attributable to a higher level of interest earning assets and the restructuring of nonperforming loans which still gain interest.

Dividends. There were no dividends paid or declared by the Company during the year ended December 31, 1994.

Liquidity. Liquidity is measured by a bank's ability to raise cash when needed without adversely impacting profits. The Bank must be capable of meeting its customers' immediate withdrawal requirements, funding loans and lines of credit, and in general, fulfilling its customers' credit needs. The Bank's balance sheet has been structured to provide natural sources of liquidity and, should it become necessary, the Bank could borrow temporary funds, or sell some of its loans, or sell some of its investment securities. Additionally, natural and easily accessible liquidity can be provided within the Company's market by raising long-term CD rates above the average. As of December 31, 1994, investment securities totaling $1,924,000 were classified as available for sale for liquidity purposes.

Capital Resources. Regulatory agencies have approved guidelines to implement a risk-based capital framework that makes capital requirements more sensitive to the risk profiles of individual banking companies. The table below shows the Cornpany's risk-based capital ratios which are well above regulatory minimums and industry averages.

                             Risk-Based Capital
                           (Dollars in Thousands)
                                December 31,

                                          1994       1993
     Tier I Capital:
      Shareholders' Equity               $6,221     $5,934
        Total Tier 1 Capital              6,221      5,934
     Tier II Capital:
      ELigible portion of allowance
       for loan losses                      493        360
        Total Tier II Capital               493        360
     Total Risk-Based Capital            $6,714     $6,294
     Total Risk-Adjusted Assets         $47,708    $36,067
     Tier I Capital Ratio                 13.04%     16.17%
     Total Risk-Based Capital Ratio       14.07%     17.15%
     Leverage Ratio                        8.39%      9.92%

Trends. The Company is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effects on the Company's liquidity, capital resources or operations. The Company is unaware of any current recommendations by the regulatory authorities, to which its operations are subject, which if they were to be implemented would have such an effect.

Market for Holding Company's Common Equity and Related Stockholder Matters

There is currently no established public trading market for the Holding Company's common stock. The Holding Company knows of no market maker or quoted bid and asked prices for its common stock and to its knowledge, the number of transactions occurring in its common stock is relatively few. During 1992, the Holding Company acquired 10,000 shares Of its Own stock at $6.50 per share from a correspondent bank that obtained possession of the stock pursuant to the default Of a borrower who pledged the stock as collateral.

The Holding company is aware of stock trades for prices ranging from a low of $10.00 to a high of $12.00 per share in 1994. inasmuch as there is no active market, and the foregoing prices are based on a limited number of small volume transactions, shareholders should not rely on these figures as the market value of the Holding Company's stock.

The Holding Company publicly offered 750,000 shares of its common stock pursuant to a Prospectus dated March 1, 1989. The offering terminated August 4, 1989, with the consummation of the sale of 650,920 shares pursuant to such offering. The Holding Company acquired 10,000 shares of its stock at $6.50 per share on August 24, 1992. Subsequently, the Holding Company sold to the Bank, 5,300 of these shares at $6.50 per share for employee stock bonuses. The Holding Company currently holds 3,800 shares of treasury stock. in addition to the 2,000 shares previously issued in 1990 as a stock bonus to Guy N. Nix,)r., President of the Bank, 5,300 shares were issued as stock bonuses to officers of the Bank for 1992 performance. As of March 1, 1995, the Holding Company's common stock was held of record by 478 persons. As of March 1, 1995, all officers and directors of the Holding Company as a group (I 1) owned 215,150 shares (not including currently exercisable options or warrants) or 33.14% of the outstanding stock of the Holding Company.

The Holding Company has not paid any cash dividends since its formation. It is not anticipated that it will pay any cash dividends on its common stock in the foreseeable future. Dividends may be paid only out of cash earnings of the Holding Company. The existence of such dividends will depend upon the earnings of the Bank and its ability to pay dividends to the Holding Company.

Under Federal banking laws, the approval of the OCC will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Bank's net profits to date, as defined for that year, combined with its retained net profits for the preceding two years. The OCC also has the authority under Federal law to enjoin a national bank from engaging in what, in its opinion, constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend under certain circumstances. Recently, the OCC and the Federal Reserve Board have expressed their view that national banks and bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank or bank holding company fails to meet minimum capital requirements or in which its earnings are impaired,

The Directors of the Bank anticipate that the earnings of the Bank will be retained by the Bank during the foreseeable future and held for purposes of enhancing the Bank's capital. Consequently, it is unlikely that the Holding Company will have funds from the Bank available for dividend distributions to its shareholders during that period.

Legal Proceedings

There are no material legal proceedings pending (or known by the Holding Company to be contemplated by governmental authorities) to which the Holding Company or Bank is a party or to which any of their proper is the subject.

Submission of Matters to a Vote of Security Holders

No matter was submitted to a vote of the Holding Company's security holders during the fourth quarter of the fiscal year.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Beginning in 1993, the Company terminated its relationship with its independent accountants for fiscal year 1994, Harbeson, Beckerleg and Fletcher, and engaged Thomas, Schemer and Sparks, P,A. as its independent accountants. With respect to the Company's consolidated financial statements for 1994 and all prior periods preceding the change in accountants, there were no disagreements between the Company and Harbeson, Beckerleg and Fletcher on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, and were not qualified or modified as to uncertainty in or utility of accounting principles. The decision to change accountants was recommended by the Company's Audit Committee and approved by its Board of Directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ponte Vedra Banking Corporation

Date: December 23, 1994    By:  Guy M. Nix
                                Vice President and
                                Chief Financial Officer

Item 4 - Change in registrants certifying accountants.

(1) On December 19, 1994, the Company's Board of Directors approved a motion to change its certifying accountants, Harbeson, Beckerleg & Fletcher, for the year ending December 31, 1995.

     (i) The accountant's report on the financial statements for either of the past two (2) years did not contain an adverse opinion or a disclaimer of opinion or was not qualified or modified as to uncertainty, audit scope, or accounting principles.

     (ii) The decision to change accountants was approved by the Board of Directors upon recommendation made by the Company's Audit Committee on December 19, 1994.

     (iii) In connection with the audit of the Company's financial statements for the past two (2) years, there were no disagreements with Harbeson, Beckerleg & Fletcher on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures

     (iv) For the year ending December 31, 1994, the Board of Directors (and Audit Committee) are not aware of any disagreements with Harbeson, Beckerleg & Fletcher on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures.

(2) On December 19, 1994, the Company's Board of Directors approved a motion to engage Nolan, Stevens & Thomas, P.A. to audit the Company's financial statements for the period ending December 31, 1995. During the Company's two most recent fiscal years, it did not consult the newly engaged accountant regarding the application of accounting principles or any other matter that the Company may use in reaching a decision as to any accounting, auditing, or financial reporting issue.

(3) Harbeson, Beckerleg & Fletcher has been furnished with a copy of the Form 8-K and we have requested that they respond directly to the Commission within ten (10) business days from the date of this report.

                      Directors and Executive Officers

The directors of the Holding Company, their ages and business experience during the past five years are as follows:


Name,
Age at March 1, 1995, and Principal         Other Business        Director
Occupation Since January 1, 1989             Affiliations           Since
--------------------------------------  ------------------------  --------
Isabelle Thomas Davis (2,4)             None                        1988
Self-employed investor, March 1990 to
present.

G. Bruce Douglas, 60 (1,3) President    Chairman, President and     1988
and Chief Executive Officer of Douglas  Chief Executive Officer
Capital Management, Inc., an            of the Ponte Vedra
investment counseling firm, 1984 to     Banking Corporation
present, Vice President of Invictus
Incorporated, a corporation engaged in
investment banking, 1988 to present.

Samuel J. Foley, Jr., 56 (2,4)          None                        1992
President, Douglas Securities, inc.,
1988 to present.

Robert W. Fowler, 75, (1,3) President   None                        1988
and Chief Executive Officer of R. W,
Fowler & Assoc., Inc., a company
involved in the manufacture and
distribution of industrial plastic
products to chemical processing
industries, and numerous affiliated
companies, 1954 to present

Ben T. Franklin, Jr., 51, (1,3)         Director of U.S. General    1988
President and CEO of Treadwell          Construction, Inc.
Incorporated, a regional petroleum
industry equipment, service and
construction corporation, June 1992 to
present; Managing General Partner of
Atlantic Capital Properties, 1981 to
present: President of Invictus Inc., a
Corporation engaged in investment
banking, 1988 to present

Daniel J. Gallagher, 48, (2) Partner    Trustee of the              1988
of the law firm of Holland & Knight.    Jacksonville Public
January 1990 to present: Partner of     Libraries; Vice
the law firm of Gallagher, Mikals &     Chairman, Board of
Cannon, P.A., formerly known as         Governors of
Callagher, Baumer, Mikals, Bradford,    Jacksonville Chamber of
Cannon & Walters, P.A., January 1979    Commerce; Director of
to December 1989;                       Hospice, N.E.

John F. Lovejoy, Jr., M.D., 56, (2,4)   Member of American Board    1988
Orthopaedic surgeon, St. Lukes          of Orthopaedic Surgery;
Hospital and Baptist Medical Center,    Clinical Instructor at
Jacksonville, July 1973 to present      the University of
                                        Florida; Fellow of
                                        American Academy of
                                        Orthopaedic Surgeons

Vice Admiral Joseph P. Moorer, USN      Member of Board of          1988
(Ret.), 72, (2,4) Vice President and    Trustees of Jacksonville
assistant to President of W.W. Gay      University and Director
Mechanical Contractor, Inc., January    of W.W. Gay Integrated
1990 to present: Vice President for     Communications Systems
Operations of Jacksonville University,
1985 to December 1989

Guy N. Nix, Jr., 55 (1,3,4) Chairman,   Trustee and Treasurer of    1988
President and CEO of Ponte Vedra        Life Care Pastoral
National Bank, December 1989 to         Services, Inc. Chairman,
present: Consultant to the Company,     The Churchmen.
October 1988 to 1989: Executive
Officer of Chase Bank of Florida,
February 1986 to October 1988

Reto J. Schneider, 55, (1,3)President   None                        1988
and Chief Executive Officer of Baita
International, Inc., a real estate
investment and development firm
headquarters in Jacksonville, Florida,
July 1986 to present: Elected to
Executive Committee September 1992 and
to Loan Committee, August 1992

P. Jeremy Smith. Jr., 43, (1,3,4) Vice  Member of Executive         1988
President and member of the Board of    Committee and immediate
Directors of Gate Petroleum Company, a  past Chairman of the petroleum distribution and real estate  Board of Trustees of
development company based in            Jacksonville Country Day
Jacksonville, Florida.                  School; Finance
                                        Committee of the Chamber
                                        of Commerce.

1. Member of the executive committee of the Bank's Board of Directors, which held 12 meetings in 1994. The executive committee has the authority, during intervals between meetings of the Board of Directors, to exercise power on matters designated by the Board.

2. Member of the audit committee of the Bank's Board of Directors, which held 3 meetings in 1994. The audit committee meets with representatives of the Bank's independent public accountants to determine the scope of each audit and review the results.

3. Member of the loan committee of the Bank's Board of Directors, which held 14 meetings in 1994. The loan committee establishes loan policy and monitors the loan portfolio.

4. Member of the investment committee of the Bank's Board of Directors, which held 6 meetings in 1994. The investment committee establishes investment policy and monitors the investment portfolio.

Each of the directors of the Holding Company is a director of the Bank. During the year ended December 31, 1993, the Board of Directors of the Holding Company and the Bank held 4 meetings and 12 meetings, respectively. All members of the Board attended at least 75% of the meetings of the Board of the Holding Company and Bank and all committees on which they served. Directors are elected annually.

The officers of the Holding Company are as follows:

                          Officer
Name                      Since        Position
------------------------  -----------  -------------------------------------
G. Bruce Douglas, 60      1988         Chairman, President and
                                       Chief Executive Officer
Ben T. Franklin, Jr., 51  1988         Vice President
Guy N. Nix, Jr., 55       1988         Vice President and
                                       Chief Financial Officer
P. Jeremy Smith, Jr., 43  1988         Secretary

The following table provides certain information concerning each of the executive officers of the Bank:

Name, Age at            Executive      Principal Occupation Since
March 1, 1995           Officer Since  January 1, 1989
----------------------  -------------  -------------------------------------
Guy N. Nix, Jr., 55     1989           President and CEO of the Bank,
                                       December 1989 to Present; Consultant
                                       to the Holding Company, October 1988
                                       to December 1989
Barry W. Chandler, 43   1990           Senior Vice President and Senior
                                       Lender of the Bank March 1990 to
                                       present; Vice President of C&S Bank
                                       of Duval County (formerly Ocean State
                                       Bank), January 1986 to March 1990

Executive Compensation

Cash Remuneration Of Executive Officers

The following table shows the aggregate cash compensation paid or accrued by the Registrant and its subsidiaries during the three fiscal years ended December 31, 1994, to its Chief Executive Officer, the only Executive Officer whose aggregate salary and bonus exceeded $100,000 during such years.

SUMMARY COMPENSATION TABLE

                                                    Other Annual    Stock
Name and Principal                                  Compensation  Options/
Position               Year   Salary($)  Bonus($)       ($)       SARS (#)
---------------------  -----  ---------  ---------  ------------  ---------
Guy N. Nix, Jr.        1994     125,000     23,772        13,142       None
Chairman, President &  1993     116,667     13,653        13,849      3,000
CEO, Holding
Company; Vice-         1992     115,000     33,350        11,415      6,509
President & CFO, Bank

Other annual compensation includes car allowance, group term life insurance premiums, and contributions to the Bank's retirement savings plan. The aggregate amount of perquisites and other personal benefits received, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such named executive officer.

Mr. Nix's compensation has been in accordance with an employment agreement between the Holding Company and Mr. Nix which was executed on March 17, 1992, (the "Revised Nix Employment Agreement"), which superseded the prior employment agreement dated September 18,1989. The term of the Revised Nix Employment Agreement is effective until December 31, 1993, and shall continue for one year commencing January 1, 1994 and each January 1, thereafter, unless either party elects not to renew this Agreement. If Mr. Nix is terminated for other than cause, he will continue to be paid the base salary and group fringe benefits for the remaining term and will receive 15 months of severance pay paid monthly following the date of termination, and will continue to receive group fringe benefits for the remaining term of the Revised Nix Employment Agreement and for the 15 months of severance. Mr. Nix will receive an annual base salary of $125,000 per annum.

On December 29, 1992, the Holding Company entered into a Deferred Compensation Agreement with Mr. Nix. The agreement provides for a retirement date after Mr. Nix's sixtieth (60th) birthday at Mr. Nix's election. The agreement further provides monthly payments 6n the retirement date of Mr. Nix at $2,300 per month. Such payments commence on the first day after Mr. Nix's retirement date and are payable each month thereafter until the earlier of the employee's date of death or fifteen (1 5) years from the employee's normal retirement date. All benefits under this agreement vested at the rate of twenty percent (20%) per annum and are 100% vested after five (5) years of service with the Company.

Security Ownership of Certain Beneficial

Owners and Management

The following table sets forth as of March 1, 1995, (i) the name of each current director of the Holding Company and each person known to the Holding Company to be the beneficial owner of more than 5% of the Holding Company Stock, (ii) the number of shares of the Holding Company's stock beneficially owned by each such current director, 5% beneficial owner and all officers and directors of the Holding Company as a group, and (iii) the percent of outstanding stock so owned by each such director, 5% beneficial owner and all such officers and directors as a group.

                                   Amount             Percent of Class
                                Beneficially                   Adjusted for
Name and Address Of              Owned as of        Actual     Exercise of
Beneficial Owner                March 1, 1995       Shares         All
                               Stock   Warrants  Outstanding   Warrants(2)
DIRECTORS:
Isabelle Thomas Davis           14,500   10,000        2.23%         2.68%
1041 Ponte Vedra Boulevard
Ponte Vedra Beach, FL 32082

G. Bruce Douglas                43,000   40,000        6.62%         9.09%
67 Ponte Vedra Boulevard
Ponte Vedra Beach, FL 32082

Samuel J. Foley, Jr.            10,000   10,000        1.54%         2.19%
516 Rutile Drive
Ponte Vedra Beach, FL 32082

Robert W. Fowler                30,000   30,000        4.62%         6.57%
993 Ponte Vedra Boulevard
Ponte Vedra Beach, FL 32082

Ben T. Franklin, Jr.            10,000   10,000        1.54%         2.19%
2209 River Road
Jacksonville, FL 32207

Daniel J. Gallagher             10,000   10,000        1.54%         2.19%
3510 Sunnyside Drive
Jacksonville, FL 32207

John F. Lovejoy, Jr., M.D.      20,000   20,000        3.08%         4.38%
6408 San Jose Boulevard West
Jacksonville, FL 32217

VADM Joseph P. Moorer            5,000    5,000        0.77%         1.10%
547 LeMaster Drive
Ponte Vedra Beach, FL 32082

Guy N. Nix, Jr.(1)               5,450    5,450        0.84%         0.82%
131 Nandina Circle
Ponte Vedra Beach, FL 32082

Reto J. Schneider               50,200   50,000        7.73%        10.98%
2030 Oak Hammock Drive
Ponte Vedra Beach, FL 32082

P. Jeremy Smith, Jr.            17,000   10,000        2.62%         2.96%
10542 Deerwood Club Road
Jacksonville, FL 32256

5% BENEFICIAL OWNERS

James H. Dahl                   46,500                 7.16%
1200 Gulf Life Drive, Ste
902
Jacksonville, FL 32202

ALL OFFICERS AND DIRECTORS     215,150  197,000       33.14%        45.15%
AS A GROUP (11 persons)

     (1) Does not include stock options totaling 16,018 shares.

     (2) See preceding table.

               Certain Relationships and Related Transactions

The Holding Company and the Bank have banking and other business transactions in the ordinary course of business with organizers, directors and officers of the Holding Company and Bank and their affiliates, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such banking transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features to the Holding Company and the Bank.

The Bank entered into a Lease and Building Agreement dated September 25, 1989, with Sawgrass Corners, Ltd. (formerly known as Douglas Partnerships III, Ltd.), a Florida limited partnership, pursuant to which Sawgrass Corners, Ltd. built a 10,500 square foot, single story building with three drive-in lanes and adjacent parking which it leased to the Bank for the Bank's headquarters. The general partner of Sawgrass Corners, Ltd. is Invictus incorporated (formerly known as Douglas/Franklin Properties, inc.), a Florida Corporation wholly owned by two of the directors of the Bank (Messrs. Douglas and Franklin). The initial term of the lease is 15 years. The initial lease rate is $175,000 per year. The Bank pays all utilities, insurance, maintenance, and property taxes. The annual lease rate will increase after each five-year period in accordance with the increase in the Revised Consumer Price Index or U.S. Urban Wage Earners and Clerical Workers
- All Item (1967-100) ("CPI"), subject to a cap of 5% for the five-year period. The lease has two five-year renewal options and an option to purchase the leased property, during the eleventh year of the lease at its then fair market value.

The Organizers of the Holding Company and Bank received opinions from a commercial real-estate appraiser and a commercial real-estate broker that the above lease rates are comparable to rates generally charged for other similar commercial property in Ponte Vedra Beach, Florida.

The Holding Company retained the law firm of Holland & Knight during the fiscal year ended December 31, 1994 to perform Professional services in connection with various Securities law filings required to be made by the Holding Company. In addition, Holland & Knight provided various legal services to the Bank. Daniel J. Gallagher, a director of the Bank and Holding Company is a partner of such law firm.

Directors and executive officers of the Holding Company and their related interests were indebted to the Bank in the aggregate amounts of $820,000 and $796,000 at December 31, 1994 and 1993, respectively. in the opinion of management, these loans do not involve more than the normal risk of collectibility and were made by the Bank in the normal course business at normal credit terms, including interest rate and collateral.

      Exhibits, Financial Statement Schedules and Reports on Form 8-K.

(a) 1. Financial Statements. Information with respect to this item is contained on pages F-1 through F-15 of this Annual Report on Form 10-K.

    2. Financial Statement Schedules. All financial statements schedules are omitted because the information is either not applicable or is in the Company's consolidated financial statements and related notes contained elsewhere in this Annual Report on Form 10-K.

    3.   Exhibits Table.

    3.1 Articles of incorporation of Ponte Vedra Banking Corporation and amendments thereto are incorporated herein by reference to Exhibits 3(a) and 3(d) of Registrant's Registration Statement on Form S-18 and Amendment No. 1 thereto, File No. 33-26543-A, as filed with the Commission on January 13, 1989, and February 23, 1989, respectively,

    3.2 Amended Bylaws of Ponte Vedra Banking Corporation are incorporated herein by reference to Exhibit 3.2 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1989.

    4. The rights of security holders are defined in the Articles of incorporation, as amended, of Ponte Vedra Banking Corporation, incorporated herein by reference to Exhibits 3(a) and 3(d) of Registrant's Registration Statement on Form 5-1 8 and Amendment No. 1 thereto, file No. 33-25545-A, as filed with the Commission on January 13, 1989, and February 23, 1989, respectively, and the Amended Bylaws of Ponte Vedra Banking Corporation incorporated herein by references to
         Exhibit 3.2 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1989.

    10.1 Employment Agreement dated September 18, 1989, between Registrant and Guy N. Nix, Jr., is incorporated herein by reference to Exhibit
         10. 1 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1989.

    10.2 Stock Option Agreement dated December 18, 1989, between Registrant and Guy N. Nix, Jr., is incorporated herein by reference to Exhibit
         10.2 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1989.

    10.4 Form of Stock Purchase Warrant issued to Registrant's organizers on December 18, 1989, is incorporated herein by reference to Exhibit 10(c) of Registrant's Registration Statement on Form S-18 and Amendment No.1 thereto, File No. 33-26545-A, as filed with the Commission on January 13, 1989, and February 23, 1989, respectively.

    10.5 Agreement to Build and Lease dated September 25, 1989, between Sawgrass Corners, Ltd. (formerly known as Douglas Partnerships
         III, Ltd.) and Registrant, is incorporated herein by reference to
         Exhibit 10.5 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1990.

    10.6 Agreement to build and Lease dated January 13, 1991, between Ponte Vedra Banking Corporation and Registrant is incorporated herein by reference to exhibit 10.6 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1990.

    10.7 Lease Agreement dated February 1, 1990, between Shoppes of Northshore and Registrant is incorporated herein by reference to Exhibit 10.7 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1991.

    10.8 Sub-lease Agreement dated July 1, 1994, between Arvida/)MB Partners and Registrant.

    22.0 List of Subsidiaries is incorporated herein by reference to Exhibit
         22.0 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1990.

(b) Reports on Form 8-K.

    23.0 Form 8-K Filed on December 31, 1994.

(c) Exhibits Required by item 601 of Regulation S-B

    Exhibits required to be filed by the Company pursuant to item 601 of Regulation S-8 are contained in the Exhibits listed in response to item 13(a)3, and are incorporated herein by reference.

(d) Financial Statement Schedules Required by Regulation S-8.

    All Financial Statement Schedules required by Regulation 5-B are omitted because the information is either not applicable or is presented in the Company's Consolidated Financial Statements and related notes contained elsewhere in this Annual Report on Form 10-K.

                                 Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 20th day of March, 1995.

PONTE VEDRA BANKING CORPORATION
By:  G. Bruce Douglas, President and
     Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature              Capacity                      Date
Isabelle T. Davis      Director
Bruce Douglas          President(Director)
Samuel J. Foley        Director
Robert W. Fowler       Director
Ben T. Franklin        Vice President(Director)
Daniel J. Gallagher    Director
Joseph M. Hixon        Director
John F. Lovejoy, Jr.   Director
Edward J. McMahon      Director
Joseph. P Moorer       Director
Guy N. Nix, Jr.        Vice President and Chief
                        Financial Officer/Director
Reto Schneider         Director
P. Jeremy Smith, Jr.   Secretary/Director

                               EXHIBIT 10.8

                               LEASE AGREEMENT
                      SAWGRASS ADMINISTRATION BUILDING
                          PONTE VEDRA BEACH, FLORIDA

THIS LEASE is made and entered into the 1st day of July, 1994 by and between DOUGLAS PARTNERSHIPS II., LTD.,a Florida Limited Partnership ("Lessor"), whose address is P.O. Box 6746, Jacksonville, Florida 32236-6746, and Ponte Vedra National Bank, a National Corporation ("Lessee"), whose address is P.O. Box 1754 Ponte Vedra Beach, Florida 32004

  NOW THEREFORE, for and in consideration of the Mutual Promises, covenants and conditions herein contained. and the rent reserved by Lessor to be paid by Lessee to Lessor, Lessor hereby leases to Lessee and Lessee hereby rents from Lessor a portion of the Building located in St. Johns County, Florida, as more particularly described on Exhibit A attached hereto ("the Premises"), for the term, at the rentals, and upon the terms and conditions hereinafter set forth.

  1. PREMISES.

  The Premises hereby leased, let and demised by Lessor unto Lessee, contain approximately 4325 square feet of finished office space, together with the right to use, on a non-exclusive basis with other occupants of the Building, the common areas of the building consisting of approximately 2,725 square feet of space. Lessee hereby acknowledges that it leases the Premises in their current as is condition unless otherwise provided by a separate agreement Signed by the Lessor and Lessee.

  2. TERM.

  2.1 The term of this Lease and the accrual of rents hereunder shall commence on the date hereof (the "Commencement Date") and shall expire at 12:00 P.M. midnight of the last day of the 60th month thereafter, including any partial month in accordance with paragraph 3.2 hereof if this Lease commences on any date other than the first (1st) day of a month (the "Term"), or, the expiration of any option period exercised in accordance with Paragraph 2.4 below, but in no event shall the term of this Lease extend beyond 30 June 1999 (the "Expiration Date").

  2.2 At the Expiration Date, or upon the earlier termination of this Lease, Lessee shall peaceably vacate and surrender the Premises to the Lessor in accordance with this lease and, except for conditions caused by a casualty giving rise to termination under paragraph 11 hereof, the Premises shall then be in a broom clean condition, reasonable wear and tear excepted.

  2.3 If the Lessee retains. without Lessor's consent. possession of the Premises or any part hereof after, the Expiration Date, Lessee shall pay Lessor per diem rental at double the rate payable in the month immediately preceding said holdover, for the time Lessee thus remains in possession but acceptance of said payments by Lessor shall not operate to extend the term of this Lease.

  2.4 Provided Lessee is not in default hereunder, Lessee is granted the option to extend the Lease term for N/A successive month periods following the expiration of the initial term (the "Extended Term") upon the same terms and conditions set forth herein except, rent payable during the Extended Term shall be in the following amounts:

    2.4.1 During the first Extended Term, which shall be months __ through __, the total amount of ___ Dollars ($), payable monthly;

    2.4.2 During the second Extended Term, which shall be months __ through __, the total amount of ___ Dollars ($), payable monthly;

In addition, in the event this Lease provides for improvements to be made to the Premises on or before Lessee's taking possession of the Premises, said provisions shall not be applicable. This option to extend the term of this Lease may only be exercised by Lessee's giving written notice of its exercise thereof to Lessor not later then sixty (60) days prior to the expiration of the current term of the Lease.

3. RENT.

  3.1 During the Term hereof, Lessee covenants and agrees to pay to Lessor a fixed rent (subject to adjustment as set forth hereafter) ("Rent"), in advance, in the total amount of Four Hundred Ten Thousand, Five Hundred Seventy Five and No/100 Dollars ($410,375.00), payable as follows: months 1 through 60, $6,847.91 monthly. The Rent shall be due and payable in monthly installments from the Commencement Date forward.

  3.2 Each monthly installment of Rent shall be payable to Lessor in advance on the first (1st) day of each calendar month of the term at Lessor's address set forth above, or at such other place as Lessor may from time to time designate in writing, without notice, demand or offset. If the Commencement Date is not an the first (lst) day of a calendar month, the Rent for the period between the Commencement Date and the first (1st) day of the following month shall be apportioned on a per diem basis, at the monthly rental rate provided and shall be payable on the Commencement Date. In addition to the Rent payable during the term of this Lease, Lessee shall also pay the amount of any use or sales tax on said Rent imposed by the State of Florida.

  3.3 Upon execution of this Lease, Lessee shall deposit with Lessor, a sum equal to N/A month's rent (the "Deposit"). The Deposit shall he held by Lessor without liability for interest thereon as security for the faithful performance of all the terms and conditions of this Lease by Lessee. If the rent herein reserved or any other sum payable by Lessee to Lessor shall be overdue or unpaid, or should Lessor make payments, or repairs to the Premises, on behalf of Lessee which Lessee is required to make, or should Lessee fail to Perform any of the terms of this Lease, then Lessor may, at its option and without prejudice to any other remedy to which Lessor may have on account thereof, appropriate and apply the Deposit, or so much thereof as may be necessary to compensate Lessor toward the payment of rent or loss or damage sustained by Lessor due to such breach on the part of Lessee, and Lessee shall forthwith, upon demand by Lessor, restore the Deposit to the original sum deposited. Should Lessee comply with all of the terms of this Lease and promptly pay all of the rent as it falls due. and al other sums payable by Lessee to Lessor, the Deposit shall be returned in full to Lessee within thirty (30) days following the Expiration Date.

4.USE.

Lessee shall use the premises solely for the purpose of office space in connection with Lessee's banking/mortgage business and for no other purpose whatsoever. Lessee shall not make, suffer, or permit any unlawful, improper, or offensive use of the Premises, or any part thereof, or permit any nuisance thereon. Lessee acknowledges that its business is a bank accounting/mortgage loan business and not a general retail or public "walk-in" operation.

5.REPAIRS, MAINTENENCE, SURRENDER, AND OPERATIONAL COSTS.

  5.1 Subject to the obligation of Lessee to pay to Lessor a "pro rata share" (as defined below) of the cost thereof, Lessor shall:

      (a) make provisions for the maintenance of the exterior walls, roof, building exterior, and structure of the Building in good repair, and the roof of the Building water tight;

      (b) make provisions for the maintenance of the exterior glass, grounds, parking areas, and walks of the Building, and common areas in good condition;

      (c) make provisions for the maintenance of the interior of the Premises (excluding floor, wall and ceiling coverings, light bulbs and fixtures, personal property owned or leased by Lessee or those claiming by, through or under Lessee, telephone equipment and telephone lines, trade fixtures, interior glass, and interior partitions, including plumbing, wiring, piping, heating and cooling equipment, fixtures and equipment, in good and substantial repair;

      (d)  make provisions for landscaping maintenance;

      (e)  make Provisions for Pest control service to the Premises;

      (f) make provisions for electric, water and sewer services and trash collection

      (g) make provisions for Janitorial services to the common areas of the Building.

      (h) make provisions for the payment of all assessments, taxes, and levies imposed on the Building, land or the associated common areas including, without limitation, ad valorem taxes and association dues.

  5.2 Lessee shall be liable for and required to make any repairs, perform any maintenance, or satisfy any claims to or upon the Premises or the Building, that are required by, related to, or which rise from or grow out of negligence, fault, misfeasance, or malfeasance of or by Lessee, its employees, agents, invitees, licensees, or customers.

  5.3 Except for Lessor's Maintenance obligations provided above. Lessee shall service, keep, repair, replace, and maintain the interior of the Premises and the property owned or leased by Lessee clean and in good condition and repair during the Term of this Lease including, without limitation, floor, wall and ceiling coverings; light bulbs and fixtures; property owned or leased by Lessee or those claiming by, through or under Lessee; telephone equipment and telephone lines, trade fixtures; interior glass and interior partitions. Lessee agrees to make repairs promptly as they may be needed at it's own expense, and at the end of the term or upon termination of this Lease, Lesser shall deliver up the Premises in good condition and repair, reasonable wear and tear excepted, and in a broom clean condition with all glass and all windows and doors intact except for damage to such glass by fire or other casualty beyond the control of Lessee.

  5.4 Lessee shall be responsible for placing its trash in the trash receptacles provided by Lessor on the exterior of the Building. Lessee shall be responsible for arranging and paying for all other utility services, cleaning services, and maintenance services other than these which Lessor is specifically required to furnish to Lessee under this Lease including, without limitation, phone service, additional cooling and heating systems, if necessary, daily cleaning services. and security services.

  5.5 Lessor, and Lessee acknowledge that a portion of the Rent is allocated to Lessee's estimated "pro rata share" of all assessments and taxes assessed against the Building, the common areas, and the real property upon which the building and common areas are located and all charges paid or incurred by Lessor in maintaining repairing, replacing, servicing and insuring the Building, the Premises, and associated common areas and providing electrical, water and sewer, and trash collection services to the Building, the Premises and associated common areas (the "Operating Costs"), as set forth in Exhibit B attached hereto. Lessee acknowledges that its percentage of charges is based on the ratio of Lessee's total square footage of the Premises plus the pro rata share of the common areas of the Building (which pro rata share is equal to 40 percent of the total, or 5,401 square feet) to the total square footage of the Building. Within one hundred twenty
(120) days after the end of each annual accounting period chosen by Lessor, Lessor shall furnish to Lessee a Statement setting forth, in reasonable detail all charges incurred or paid by Lessor as Operating Costs. In the event that portion of the Rent allocated to Operating Costs and paid by Lessee to Lessor is less than Lessee's pro rata share of Operating Costs, Lessee agrees to pay to Lessor, within ten (10) days after receipt of Lessor's statement, the amount of the underpayment, and the monthly installments of Rent for the remainder of the term may be increased accordingly, at lessor's option. In the event Lessee has paid to Lessor more than its pro rata share of the actual Operating Costs, no refund shall be due Lessee.

  5.6 Lessee acknowledges that the Premises are encumbered by and subject to the Restated Sawgrass Declaration of Covenants Re: Assessments and the Articles of Incorporation and the Bylaws of The Sawgrass Association, Inc. Lessee shall abide by all the rules, regulations, and covenants that relate to Lessee and the Premises as of the date of this Lease.

6.QUIET ENJOYMENT.

Subject to the terms and provisions of this Lease, Lessor covenants that it shall do nothing to disturb Lessees quiet enjoyment of the Premises during the term of this Lease if Lessee shall observe and perform the covenants and provisions of this Lease.

7.TAXES AND GOVERNMENTAL ASSESSMENTS.

Lessee shall pay before delinquency all governmental assessments, license and permit fees and other governmental levies and charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature whatsoever which are assessed, levied, confirmed, imposed or become a lien upon Lessee's property in the Premises and taxes imposed by the terms of this Lease. The terms of this paragraph shall include, without limitation, sales and use taxes imposed on the rents, fees, and charges paid to Lessor under this Lease.

8.RIGHT OF ACCESS.

Subject to Lessor's right to promulgate uniform rules for the use thereof, Lessee shall have a non-exclusive license and right to the non-exclusive use, in common with employees, and invitees, of automobile and equipment parking and storage areas, driveways, and footways, the common areas of the Building, and other facilities as may be designated from time to time by Lessor, subject to the terms and conditions of this Lease.

9.ALTERATION TO THE PREMISES AND EQUIPMENT.

Except for the installation of unattached trade fixtures, furnishings and equipment. Lessee shall not make any alteration or addition to the premises without first obtaining the express prior written consent of Lessor. Upon expiration and termination of this Lease, all attached installation, fixtures, improvements, and alterations made or installed by Lessee, including electric lighting fixtures, made by Lessee, and all repairs, improvements, replacements, and alterations to the Premises made by Lessee, shall remain a part of the Premises unless required to be removed by Lessor, in which event Lessee shall repair any damage caused by removal of said improvements.

10.NO LIENS.

Lessee agrees that it will make full and prompt payment of all sums necessary to pay for the cost of repairs, alterations, improvements, charges, or other work done by Lessee to the Premises. Lessor and Lessee agree to indemnify and hold harmless one another, from and against any and all such costs and liabilities incurred by either party arising from or growing out of such actions by the other, and against any and all mechanics' materialmen's, or laborer's liens rising from or, growing out of such work or the cost thereof which may be asserted, claimed, or charged against the Premises or the Building or Site on which it is located. Notwithstanding anything to the contrary in this Lease, the interest of Lessor in the Premises shall not be subject to liens for improvements made by or for Lessee, whether or not the same shall be made or done in accordance with an agreement between Lessor, and it is specifically understood and agreed that in no event shall Lessor, or the interest of Lessor in the Premises, be liable for or subjected to any mechanics', materialmen's or laborer's liens for improvements or work made by or for Lessee; and this Lease specifically prohibits the subjecting of Lessor's interest in the Premises to any mechanics', materialmen's or laborer's liens for improvements made by Lessee or for which Lessee is responsible for payment under the terms of this. Lease. All persons dealing with Lessee are hereby placed on notice of this provision. If any notice or claim of lien shall be asserted of record against the interest of Lessor in the Premises, the Building in which the Premises are located, or any improvement or work done by or for Lessee, or any person claiming by, through or under Lessee, or for improvements or, work the cost of which is the responsibility of Lessee, Lessee agrees to have such notice of claim of lien canceled and discharged of record as a claim against the interest of Lessor in the Premises, the Building in which the Premises are located. or the site on which the Premises are located (either by payment or bond as permitted by 1aw) within ten (10) days after notice to Lessee by Lessor, and if Lessee shall fail to do so, Lessee shall be considered in default under this Lease.

11.  CASUALTY.

In the event the Premises are rendered untenable by fire or other Casualty which in the reasonable opinion of Lessee shall render the Premises unfit for the continued operation of Lessee's business, Lessee shall have the right to terminate this Lease. If Lessee elects to terminate this Lease, the Rent shall be paid to and adjusted as of the date of which termination by Lessee, and the term of this lease shall then expire, this Lease shall be of no further force or effect, Lessor shall be entitled to sole possession of the Premises, and Lessee shall assign to Lessor the right to receive payment of any insurance proceeds payable with respect to said casualty. Lessor shall have no obligation to Lessee to Lessee to rebuild or repair the Premises unless required pursuant to the terms of the lease.

12.  INSURANCE AND INDEMNITY.

Lessee shall, at its expense, provide and maintain in force during the entire term of this Lease, and any extension or renewal hereof, for its operations in the Premises, the Building and the common areas, public liability insurance with limits of coverage of not less than Five Hundred Thousand and No/l00 Dollars ($500,000.00) per person. and not less than one million Dollars, ($1,000,000.00) for each occurrence, and property damage insurance with limits of coverage of not less than Five Hundred Thousand and No/100 Dollars ($500,000.00) Per occurrence, which may be incorporated into blanket or umbrella coverage of Lessee. Lessee's coverage must name Lessor as an additional insured.

  12-1 Lessee acknowledges that Lessor is required under the terms of the Lease to maintain throughout the term of the Lease Casualty insurance and general comprehensive and extended coverage insurance for the Premises equal to the full insurable replacement value of the Building and all improvements thereon. Lessee acknowledges that the policy of insurance maintained by Lessor provides coverage for the property of Lessee and is advised to obtain insurance coverage for said property.

  12.2 Lessor shall Provide evidence of Lessor's insurance coverage, and Lessee shall provide evidence of its insurance coverage, as required herein, upon execution of this Lease and thereafter within thirty (30) days of the anniversary date of such policies of insurance. Lessee's and Lessor's policies of insurance Shall name each other as additional insureds. If at any time Lessor or Lessee shall receive a distribution of insurance proceeds which is properly allocable to the interest of the other party, then the party receiving such distribution shall immediately distribute such proceeds to the party entitled to same.

  12.3 Lessee will indemnify Lessor and save Lessor harmless from and against any and all claims, actions, damages, liability and expense (including, without limitation, reasonable fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property arising out of the occupancy or use by Lessee of the Premises or any part thereof or occasioned wholly (or in part by any act or omission of Lessor, its agents, contractors, employees, licenses or invitees, or by breach of Lessor's obligations under the terms of this Lease.

13.  INSPECTION AND REPAIR.

Lessor or its respective representatives shall have the right at all reasonable times and without advance notice, to enter upon the Premises for the purpose of inspection or for the purpose of making or causing to be made any repairs or otherwise to protect its interests.

14.  DEFAULT.

  14.1 If Lessee shall (a) fail to make any rental or other payment due hereunder within five (5) days after the same shall become due, or (b) file a voluntary petition of bankruptcy or shall be adjudicated bankrupt or insolvent or shall file any petition or answer seeking any reorganization, arrangement or composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future federal bankruptcy act, or
(c) make an assignment for the benefit of its creditors, or (d) have its leasehold estate taken upon execution against Lessee, or (e) abandon the Premises during the terms thereof, or (f) breach or fail to perform any of the agreements made in this Lease other than the agreement to pay rent, and shall fail to cure or to commence and diligently pursue such cure of any non-monetary default within fifteen (15) days after written notice from Lessor, then Lessor, in any such event(s), shall have the option to:

party to whom such notice is directed at the address set forth in the first paragraph of this Lease. By giving at least to (2) days prior written notice to the other party, either party may change its address for notices hereunder.

20. BROKERAGE.

Lessee and Lessor acknowledge that it has not dealt, consulted, or negotiated with any real estate broker, agent, or, salesperson. Each party hereby agrees to indemnify and hold harmless the other from and against any and all loss and liability resulting from or arising out of any Claim that the other party has dealt or negotiated with any real estate broker. salesperson, or agent, in connection with the transaction which is the subject of this Lease.

21. ENTIRE AGREEMENT.

This Lease sets forth the entire understanding between Lessor and Lessee, and shall not be changed, modified, or amended except by an instrument in writing signed by the party against whom the enforcement of any SUCH Change, modification, or amendment is sought. The covenants and agreements herein contained shall bind, and the benefit and advantages hereof shall inure to, the respective heirs, legal representations, successors, and assigns of Lessor and Lessee. Whenever used, the singular number shall include the plural and the plural the singular, and the use of any gender shall include all genders. The headings set forth in this Lease are for ease of reference only and shall not be interpreted to modify or limit the provisions hereof. This Lease shall be governed by and construed in accordance with the 1aws of the State of Florida.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease to be executed the day and year first above written.
                                        LESSOR:

Signed, sealed, and delivered         DOUGLAS PARTNERSHIPS II, LTD.
in the presence of:                   A Florida Limited Partnership

                                      BY: ITIVICTUS INCORPORATED
                                          A Florida Corporation, the General
                                          Partner
As to Lessor                          By Ben T. Franklin, Jr. President

                                        LESSEE:

                                        PONTE VEDRA NATIOAL BANK
                                        A National Corporation
                                        By: Guy M. Nix, Jr.
                                            President

                                EXHIBIT 23

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported): December 19, 1994

                       PONTE VEDRA BANKING CORPORATION
      (Exact name of small business issuer as specified in its charter)

                      Commission File Number 33-26545-A


                Florida                         59-2921958
      (State or other jurisdiction of         (I.R.S. Employer
       incorporation or organization)        Identification No.)

          100 Sawgrass Corners Drive
            Ponte Vedra Beach, FL                   12082
     (Address of principal executive offices)     (Zip Code)

       Registrant's telephone number including area code 904-285-7222

        (Former name or former address, if changed since last report)

Securities and Exchange Commission
450 5h Street, N.W.
Washington, D. C. 20549

Re:  Ponte Vedra Banking Corporation
     Commission File Number 33-26545-A
     59-2921958

Gentlemen:

  We are presently the principal accountants of Ponte Vedra Banking Corporation for the year ending December 31, 1994. We have been informed that Ponte Vedra Banking Corporation has made a decision to change accountants for the year ending December 31, 1995.

  We have read Item 4 of Form 8-K of Ponte Vedra Banking Corporation dated December 23, 1994, and we agree with such statements, except we are not in a position to agree or disagree with the statements under paragraph (2).

Very yours,

Harbeson, Beckerleg & Fletcher